Exhibit 99.1

Encore Capital Group, Inc. Prices Private Placement of Convertible Senior Notes

SAN DIEGO, February 27, 2017 /GLOBE NEWSWIRE/ — Encore Capital Group, Inc. (NASDAQ: ECPG) (the “Company”) today upsized and priced $150,000,000 aggregate principal amount of 3.25% convertible senior notes due 2022 (the “notes”) to be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will be the Company’s senior unsecured obligations, and will be fully and unconditionally guaranteed on a senior unsecured basis by Midland Credit Management, Inc., a wholly owned subsidiary of the Company, until such time as Midland Credit Management, Inc. is no longer a guarantor under any of the Company’s other convertible senior notes and has no convertible senior notes outstanding of its own (at which time, such guarantor’s guarantee of the notes will be automatically released). In connection with the offering, the Company has granted the initial purchasers an option to purchase up to an additional $22,500,000 aggregate principal amount of such notes, solely to cover over-allotments.

The notes will be senior unsecured obligations of the Company. The notes will bear interest at a rate of 3.25% per year payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2017. The notes will be convertible at the option of the noteholders prior to the close of business on the business day immediately preceding September 15, 2021 only upon satisfaction of certain conditions and during certain periods, and on or after September 15, 2021, at any time until the close of business on the second scheduled trading day immediately prior to maturity regardless of these conditions. The Company may satisfy its conversion obligation by paying or delivering, as the case may be, cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election. The conversion rate for the notes will initially be 21.9467 shares per $1,000 principal amount, which is equivalent to an initial conversion price of approximately $45.57 per share of common stock, and is subject to adjustment. The initial conversion price of the notes represents a premium of approximately 30% to the $35.05 per share closing price of the Company’s common stock on February 27, 2017. The sale of the notes is expected to close on March 3, 2017, subject to customary closing conditions.

The Company estimates that the net proceeds from the offering will be approximately $145.3 million, after deducting the initial purchasers’ discount and the estimated offering expenses payable by it (assuming no exercise of the initial purchasers’ option to purchase additional notes). The Company intends to use the net proceeds from this offering to repurchase, in separate transactions, $50 million principal amount of its 3.0% convertible senior notes due 2017 (the “2017 Convertible Notes”) for an aggregate repurchase price of approximately $60.4 million. Such repurchases could affect the market price of the Company’s common stock. The Company also expects that holders of the 2017 Convertible Notes that sell their 2017 Convertible Notes to the Company may purchase or sell shares of common stock in the market to hedge their exposure in connection with such repurchase.

In connection with the 2017 Convertible Notes, the Company entered into convertible note hedge transactions and warrant transactions with certain financial institutions (the “existing option counterparties”). Together with the intended repurchases of the 2017 Convertible Notes, the Company intends to enter into agreements with the existing option counterparties to terminate a portion of such convertible note hedge transactions in a notional amount corresponding to the amount of the 2017 Convertible Notes repurchased. In connection with any termination of such convertible note hedge transactions and the expected unwinding of the existing hedge position of the existing option counterparties with respect to such transactions, such existing option counterparties and/or their respective affiliates may sell shares of the Company’s common stock in secondary market transactions, and/or unwind various derivative transactions with respect to the Company’s common stock. This activity could decrease (or reduce the size of any increase in) the market price of the Company’s common stock at that time and it could decrease (or reduce the size of any increase in) the market value of the notes. In connection with these transactions, the Company may make or receive payments in amounts that depend on the market price of its common stock during the unwind period.

The Company intends to use the remainder of the net proceeds from this offering for general corporate purposes, which may include working capital, capital expenditures, acquisitions, or repayment or repurchase of outstanding debt, including the Company’s revolving credit facility and the Company’s other outstanding existing convertible senior notes.

The offer and sale of the notes and the shares of the Company’s common stock, if any, issuable upon conversion of the notes have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction, and the notes and such shares may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offer of the securities will be made only by means of a private offering memorandum.

Forward-Looking Statements

The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “will,” “may,” “believe,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, statements regarding our future operating results, performance, business plans or prospects. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors are discussed in the reports filed by the Company with the Securities and Exchange Commission, including the most recent reports on Forms 10-K and 8-K, as they may be amended from time to time. The Company disclaims any intent or obligation to update these forward-looking statements.